Earnings Release February 24, 2023
Holly Energy Partners, L.P. Reports Fourth Quarter Results
•Reported net income attributable to HEP of $68.5 million or $0.54 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $88.6 million and Adjusted EBITDA of $115.7 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) today reported financial results for the fourth quarter of 2022. Net income attributable to HEP for the fourth quarter was $68.5 million ($0.54 per basic and diluted limited partner unit) compared to $45.6 million ($0.43 per basic and diluted limited partner unit) for the fourth quarter of 2021.
Distributable cash flow was $85.8 million for the fourth quarter of 2022, an increase of $22.7 million, or 36.1%, compared to the fourth quarter of 2021. HEP declared a quarterly cash distribution of $0.35 on January 20, 2023.
The increase in net income attributable to HEP was mainly due to net income from Sinclair Transportation Company LLC ("Sinclair Transportation"), which was acquired on March 14, 2022, and pipeline revenues, partially offset by higher interest expense.
Commenting on our 2022 fourth quarter results, Michael Jennings, Chief Executive Officer and President, stated, "HEP delivered another excellent quarter, supported by record volumes across our integrated system. We continue to generate stable earnings and cash flow, and expect to achieve our leverage target of 3.5 times in mid-2023. Once that is reached, we look forward to evaluating incremental cash return to unitholders consistent with our previously announced capital allocation strategy."
Fourth Quarter 2022 Revenue Highlights
Revenues for the fourth quarter of 2022 were $142.5 million, an increase of $24.0 million compared to the fourth quarter of 2021. The increase was mainly due to revenues on our recently acquired Sinclair Transportation assets, higher volumes on our crude and product pipelines, and rate increases that went into effect on July 1, 2022.

•Revenues from our refined product pipelines were $30.4 million, an increase of $7.7 million, on shipments averaging 184.4 thousand barrels per day ("mbpd") compared to 135.2 mbpd for the fourth quarter of 2021. The revenue and volume increases were mainly due to volumes on our recently acquired Sinclair Transportation product pipelines, higher volumes on our Navajo and Woods Cross product pipelines, and rate increases that went into effect on July 1, 2022. Revenues did not increase in proportion to volumes due to our recognition of a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $8.4 million, an increase of $0.8 million on shipments averaging 137.4 mbpd compared to 105.5 mbpd for the fourth quarter of 2021. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HF Sinclair Corporation's ("HF Sinclair") Navajo refinery and the recently acquired Sinclair Transportation intermediate pipelines, and revenues increased mainly due to rate increases that went into effect on July 1, 2022 as well as revenues on the recently acquired Sinclair Transportation intermediate pipelines.

•Revenues from our crude pipelines were $36.5 million, an increase of $5.8 million, on shipments averaging 622.2 mbpd compared to 455.0 mbpd for the fourth quarter of 2021. The increase in volumes and revenues was mainly attributable to our recently acquired Sinclair Transportation crude pipelines, our Cushing Connect pipeline, higher volumes on our crude pipeline systems in New Mexico, Texas, Wyoming and Utah as well as rate increases that went into effect on July 1, 2022. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline tariffs and a significant portion of the Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $41.8 million, an increase of $7.9 million compared to the fourth quarter of 2021. Refined products and crude oil terminalled in the facilities averaged 666.6 mbpd compared to 460.4 mbpd for the fourth quarter of 2021. Volumes increased mainly due to volumes on our recently acquired Sinclair Transportation assets and higher throughputs at HF Sinclair's Tulsa refinery. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets, higher butane blending revenues, higher revenues on our Tulsa assets, and rate increases that went into effect on July 1, 2022.

•Revenues from refinery processing units were $25.5 million, an increase of $1.8 million compared to the fourth quarter of 2021, and throughputs averaged 71.2 mbpd compared to 68.8 mbpd for the fourth quarter of 2021. The increase in volumes was mainly due to increased throughput for our Woods Cross processing units. Revenues increased mainly due to higher throughput at our Woods Cross refinery processing units as well as rate increases that went into effect on July 1, 2022.

Year Ended December 31, 2022 Revenue Highlights
Revenues for the year ended December 31, 2022, were $547.5 million, an increase of $53.0 million compared to the year ended December 31, 2021. The increase was mainly attributable to revenues on our recently acquired Sinclair Transportation assets, increased revenues from our UNEV assets, higher volumes on our crude pipelines in New Mexico, Texas, Wyoming and Utah as well as rate increases that went into effect on July 1, 2022, partially offset by lower revenues on our Cheyenne assets as a result of the conversion of HF Sinclair's Cheyenne refinery to renewable diesel production. The year ended December 31, 2021 included the recognition of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets.

•Revenues from our refined product pipelines were $113.2 million, an increase of $5.8 million, on shipments averaging 181.3 mbpd compared to 158.1 mbpd for the year ended December 31, 2021. The volume and revenue increases were mainly due to higher volumes on our recently acquired Sinclair Transportation assets and higher volumes on our UNEV pipeline. We recognized a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $32.2 million, an increase of $2.1 million compared to the year ended December 31, 2021. Shipments averaged 129.3 mbpd compared to 125.2 mbpd for the year ended December 31, 2021. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HF Sinclair's Tulsa and Navajo refineries and the recently acquired Sinclair Transportation intermediate pipelines, and the increase in revenues was mainly due to the recently acquired Sinclair Transportation intermediate pipelines.

•Revenues from our crude pipelines were $140.0 million, an increase of $14.4 million compared to the year ended December 31, 2021. Shipments averaged 601.3 mbpd compared to 408.6 mbpd for the year ended December 31, 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, volumes on our recently acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipeline systems in New Mexico, Texas, Wyoming and Utah. The increase in revenues was mainly due to our recently acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipelines in New Mexico, Texas, Wyoming and Utah. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline tariffs and a significant portion of the Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $167.8 million, an increase of $25.5 million compared to the year ended December 31, 2021. Refined products and crude oil terminalled in the facilities averaged 598.2 mbpd compared to 442.9 mbpd for the year ended December 31, 2021. Volumes increased mainly due to volumes on our recently acquired Sinclair Transportation assets and higher throughputs at HF Sinclair's Tulsa refinery. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets, higher butane blending revenues and higher revenues on our Tulsa assets. In addition, the year ended December 31, 2021 included the recognition of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets as a result of the conversion of the HF Sinclair Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $94.2 million, an increase of $5.1 million compared to the year ended December 31, 2021. Throughputs averaged 70.2 mbpd compared to 69.6 mbpd for the year ended December 31, 2021. The increase in volumes was mainly due to increased throughput for our Woods Cross processing units. Revenues increased mainly due to higher recovery of natural gas costs as well as higher throughputs.

Operating Costs and Expenses Highlights
Operating costs and expenses were $82.6 million and $326.7 million for the three months and year ended December 31, 2022, respectively, representing an increase of $13.4 million and $38.7 million from the three months and year ended December 31, 2021, respectively. The increase for the three months ended December 31, 2022 was mainly due to operating costs and expenses associated with our recently acquired Sinclair Transportation assets, higher employee costs and higher utility costs, partially offset by lower maintenance and property tax costs. The increase for the year ended December 31, 2022 was mainly due to operating costs and expenses associated with our recently acquired Sinclair Transportation assets and higher employee costs, utility costs, natural gas costs, and maintenance costs, partially offset by lower general services costs and a goodwill impairment charge recognized in the year ended December 31, 2021.
Interest Expense and Interest Income Highlights
Interest expense was $25.6 million and $82.6 million for the three months and year ended December 31, 2022, respectively, representing increases of $12.4 million and $28.7 million over the same periods of 2021. The increases were mainly due to our April 2022 issuance of $400 million aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027, the proceeds of which were used to partially repay outstanding borrowings under our senior secured credit facility following the funding of the cash portion of the Sinclair Transportation acquisition. In addition, market interest rates increased on our senior secured revolving credit facility.

Interest income for the three months and year ended December 31, 2022, totaled $30.2 million and $91.4 million, representing increases of $20.3 million and $61.5 million compared to the three months and year ended December 31, 2021. The increases were mainly due to higher sales-type lease interest income from our recently acquired Sinclair Transportation pipelines and terminals and our Cushing Connect pipeline, which was placed into service at the end of the third quarter of 2021.

Equity in Earnings of Equity Method Investments Highlights

Equity in earnings of equity method investments was a gain of $7.0 million for the three months ended December 31, 2022 and a loss of $0.3 million for the year ended December 31, 2022, representing an increase of $3.4 million and a decrease of $12.7 million compared to the three months and year ended December 31, 2021. The increase for the three months ended December 31, 2022 was mainly due to the addition of equity in earnings from Pioneer Investments Corp., which was acquired as part of our Sinclair Transportation acquisition.

The decrease for the year ended December 31, 2022 was mainly due to lower earnings from our equity method investment in Osage Pipe Line Company, LLC ("Osage") due to HEP's 50% share of incurred and estimated environmental remediation and recovery expenses, net of insurance proceeds received to date, of $17.6 million associated with a release of crude oil that occurred in the third quarter of 2022. Any additional insurance recoveries will be recorded as they are received. If our insurance policy pays out in full, our share of the remaining insurance coverage is expected to be $9.5 million. The pipeline resumed operations in the third quarter of 2022 and remediation efforts are underway. The decrease in equity in earnings from Osage was partially offset by the addition of equity in earnings from Pioneer Investments Corp., which was acquired as part of our Sinclair Transportation acquisition.

We have scheduled a webcast conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/250565072

An audio archive of this webcast will be available using the above noted link through March 10, 2023.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. (“HEP” or the “Partnership”), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HF Sinclair Corporation (“HF Sinclair”), headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in HEP.

The statements in this press release contain various "forward-looking statements" within the meaning of the federal securities laws, including statements about our expectations for future operating results, our expected leverage ratio, and our capital allocation strategy. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase operations and integrate the operations we have acquired or may acquire, including the recently acquired Sinclair Transportation business;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers or lower gross margins due to the economic impact of the COVID-19 pandemic, inflation and labor costs, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic and increases in interest rates;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;

•general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and the years ended December 31, 2022 and 2021.

	Three Months Ended December 31,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$22,843	$12,831	$10,012
Affiliates – intermediate pipelines	8,358	7,537	821
Affiliates – crude pipelines	21,609	19,527	2,082
	52,810	39,895	12,915
Third parties – refined product pipelines	7,541	9,876	(2,335)
Third parties – crude pipelines	14,855	11,159	3,696
	75,206	60,930	14,276
Terminals, tanks and loading racks:
Affiliates	34,312	29,080	5,232
Third parties	7,494	4,801	2,693
	41,806	33,881	7,925

Affiliates - refinery processing units	25,498	23,682	1,816

Total revenues	142,510	118,493	24,017
Operating costs and expenses
Operations	53,629	44,298	9,331
Depreciation and amortization	24,695	21,906	2,789
General and administrative	4,258	2,973	1,285
	82,582	69,177	13,405
Operating income	59,928	49,316	10,612

Equity in earnings of equity method investments	7,001	3,557	3,444
Interest expense, including amortization	(25,607)	(13,223)	(12,384)
Interest income	30,193	9,928	20,265
Gain on sale of assets and other	27	185	(158)
	11,614	447	11,167
Income before income taxes	71,542	49,763	21,779
State income tax benefit (expense)	(28)	28	(56)
Net income	71,514	49,791	21,723
Allocation of net income attributable to noncontrolling interests	(3,032)	(4,147)	1,115
Net income attributable to Holly Energy Partners	$68,482	$45,644	$22,838
Limited partners’ earnings per unit – basic and diluted	$0.54	$0.43	$0.11
Weighted average limited partners’ units outstanding	126,440	105,440	21,000
EBITDA(1)	$88,619	$70,817	$17,802
Adjusted EBITDA(1)	$115,659	$79,737	$35,922
Distributable cash flow(2)	$85,846	$63,097	$22,749

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	157,236	81,272	75,964
Affiliates – intermediate pipelines	137,440	105,499	31,941
Affiliates – crude pipelines	445,391	334,103	111,288
	740,067	520,874	219,193
Third parties – refined product pipelines	27,178	53,958	(26,780)
Third parties – crude pipelines	176,765	120,902	55,863
	944,010	695,734	248,276
Terminals and loading racks:
Affiliates	636,398	407,261	229,137
Third parties	30,164	53,091	(22,927)
	666,562	460,352	206,210

Affiliates – refinery processing units	71,168	68,810	2,358

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,681,740	1,224,896	456,844

	Years Ended December 31,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$84,535	$69,351	$15,184
Affiliates – intermediate pipelines	32,192	30,101	2,091
Affiliates – crude pipelines	84,026	77,768	6,258
	200,753	177,220	23,533
Third parties – refined product pipelines	28,709	38,064	(9,355)
Third parties – crude pipelines	55,989	47,826	8,163
	285,451	263,110	22,341
Terminals, tanks and loading racks:
Affiliates	143,310	124,511	18,799
Third parties	24,502	17,756	6,746
	167,812	142,267	25,545

Affiliates - refinery processing units	94,217	89,118	5,099

Total revenues	547,480	494,495	52,985
Operating costs and expenses
Operations	210,623	170,524	40,099
Depreciation and amortization	99,092	93,800	5,292
General and administrative	17,003	12,637	4,366
Goodwill impairment	—	11,034	(11,034)
	326,718	287,995	38,723
Operating income	220,762	206,500	14,262

Equity in earnings of equity method investments	(260)	12,432	(12,692)
Interest expense, including amortization	(82,560)	(53,818)	(28,742)
Interest income	91,406	29,925	61,481
Gain on sales-type leases	—	24,677	(24,677)
Gain on sale of assets and other	668	6,179	(5,511)
	9,254	19,395	(10,141)
Income before income taxes	230,016	225,895	4,121
State income tax expense	(111)	(32)	(79)
Net income	229,905	225,863	4,042
Allocation of net income attributable to noncontrolling interests	(13,122)	(10,917)	(2,205)
Net income attributable to Holly Energy Partners	$216,783	$214,946	$1,837
Limited partners’ earnings per unit—basic and diluted	$1.77	$2.03	$(0.26)
Weighted average limited partners’ units outstanding	122,298	105,440	16,858
EBITDA(1)	$307,140	$332,671	$(25,531)
Adjusted EBITDA(1)	$415,332	$339,203	$76,129
Distributable cash flow(2)	$307,489	$269,805	$37,684

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	143,303	108,767	34,536
Affiliates – intermediate pipelines	129,295	125,225	4,070
Affiliates – crude pipelines	456,797	279,514	177,283
	729,395	513,506	215,889
Third parties – refined product pipelines	38,000	49,356	(11,356)
Third parties – crude pipelines	144,478	129,084	15,394
	911,873	691,946	219,927
Terminals and loading racks:
Affiliates	560,038	391,698	168,340
Third parties	38,211	51,184	(12,973)
	598,249	442,882	155,367

Affiliates – refinery processing units	70,222	69,628	594

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,580,344	1,204,456	375,888

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus or minus (i) interest expense, (ii) interest income, (iii) state income tax (benefit) expense and (iv) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus (i) gain on sales-type leases, (ii) gain on significant asset sales, (iii) goodwill impairment, (iv) our share of Osage environmental remediation costs, net of insurance recoveries, included in equity in earnings of equity method investments, (v) acquisition integration and regulatory costs, (vi) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees and (vii) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$68,482	$45,644	$216,783	$214,946
Add (subtract):
Interest expense	25,607	13,223	82,560	53,818
Interest income	(30,193)	(9,928)	(91,406)	(29,925)
State income tax (benefit) expense	28	(28)	111	32
Depreciation and amortization	24,695	21,906	99,092	93,800
EBITDA	$88,619	$70,817	$307,140	$332,671
Gain on sales-type leases	—	—	—	(24,677)
Gain on significant asset sales	—	—	—	(5,263)
Goodwill impairment	—	—	—	11,034
Share of Osage environmental remediation costs, net of insurance recoveries	(2,703)	—	17,594	—
Acquisition integration and regulatory costs	336	—	2,431	—
Tariffs and fees not included in revenues	31,013	10,526	94,592	31,863
Lease payments not included in operating costs	(1,606)	(1,606)	(6,425)	(6,425)
Adjusted EBITDA	115,659	79,737	415,332	339,203
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$68,482	$45,644	$216,783	$214,946
Add (subtract):
Depreciation and amortization	24,695	21,906	99,092	93,800
Amortization of discount and deferred debt charges	1,066	765	3,929	3,757
Customer billings greater (less) than net income recognized	1,133	3,656	1,167	3,355
Maintenance capital expenditures(3)	(4,721)	(6,459)	(19,982)	(15,293)
Increase (decrease) in environmental liability	255	(697)	5,375	(661)
Share of Osage insurance coverage	(3,000)	—	9,500	—
Decrease in reimbursable deferred revenue	(3,700)	(2,987)	(13,828)	(13,494)
Gain on sales-type lease	—	—	—	(24,677)
Gain on significant asset sales	—	—	—	(5,263)
Goodwill impairment	—	—	—	11,034
Other	1,636	1,269	5,453	2,301
Distributable cash flow	$85,846	$63,097	$307,489	$269,805

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	December 31,
	2022	2021
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$10,917	$14,381
Working capital	$17,293	$17,461
Total assets	$2,747,502	$2,165,867
Long-term debt	$1,556,334	$1,333,049
Partners' equity	$857,126	$443,017

Our leverage ratio is calculated as total debt outstanding divided by Adjusted EBITDA.

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511